Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 15th day of January, 2007, is entered into by I-many, Inc., a Delaware corporation with its principal place of business at 399 Thornall Street, 12th Floor, Edison, New Jersey 08837 (the “Company”), and John A. Rade, residing at 3545 San Remo Terrace, Sarasota, FL 34239 (the “Executive”).

The Company desires to employ the Executive and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Duration of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of August 16, 2006 (the “Commencement Date”) and continuing at will until terminated by either party in accordance with the provisions of Section 4 (the “Employment Period”).

2. Title and Capacity. The Executive shall serve as Chief Executive Officer of the Company. The Executive shall be based in Sarasota, Florida, or such place or places in the continental United States as the Executive and the Board shall mutually determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by the Board or such officer of the Company as may be designated by the Board. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him or her. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may continue to participate in charitable activities already disclosed to the Board of Directors, to the extent that they do not interfere with his duties and responsibilities to the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in accordance with the Company’s regular payroll practices, a base salary at an annualized rate of $300,000 commencing on the Commencement Date.

3.2 Bonus. The Executive shall be eligible to receive a performance-based annual bonus with a value of up to 100% of his base salary based on a written bonus plan determined annually by the Board of Directors (or its designated Compensation Committee) and provided the Executive is employed through the end of the fiscal year with respect to which the bonus is payable. Notwithstanding the foregoing, for the period August 16, 2006 to December

31, 2006, the bonus shall be based on a $300,000 annualized base salary and paid on a pro-rata basis, to be determined at the discretion of the Compensation Committee of the Board of Directors.

3.3 Deferred Compensation. At the request of the Executive, the parties will research and mutually agree upon a written plan for partial deferral of salary and/or bonus compensation, taking into consideration the US tax code requirements. The Company will use reasonable efforts to be tax-efficient with respect to other components of the Executive’s compensation, including the structure and payment of fringe benefits and the reimbursement of expenses.

3.4 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs. The Company shall establish and make available to all employees who are eligible for Medicare and Medicare supplemental insurance, including the Executive and eligible dependents, a plan that reimburses participating employees for the cost of their Medicare insurance premiums, beginning with fiscal year 2007. The Executive shall be entitled to four (4) weeks paid vacation per year, accruing at a rate of 1.67 days per month during the Employment Period and to be taken at such times as may be approved by the Board or its designee. The Executive shall be entitled to the continued use of any vacation time accrued but unused during his prior service as interim Chief Executive Officer (beginning February 15, 2006), which shall carry forward into 2007 in accordance with the Company’s existing vacation policy.

3.5 Supplemental Term Life Insurance. The Company shall reimburse the Executive for premium payments for his supplemental term life insurance, up to an annual maximum of $5,000 per annum, beginning with fiscal year 2006.

3.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. In lieu of reimbursement for individual expenses, the Company and the Executive may agree to obtain a credit card in the name of the Executive for the purpose of paying expenses permitted by this Agreement, which shall be paid for and guaranteed by the Company. The Company acknowledges that the Executive shall not relocate, and the Company shall pay all reasonable expenses related to the performance of his duties, including the maintenance of his living quarters near the Company’s Redwood Shores Office.

3.7 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

3.8 Stock Option Grants. The Company has granted the Executive, effective September 1, 2006, a stock option under the Company’s 2001 Stock Incentive Plan in the form attached hereto as Exhibit A-1, a stock option under the Company’s 2003 Stock Incentive Plan in the form attached hereto as Exhibit A-2, a stock option under the Company’s 2003 Stock Incentive Plan in the form attached hereto as Exhibit A-3, a stock option under the Company’s 2001 Stock Incentive Plan in the form attached hereto as Exhibit A-4 and a stock option under the Company’s 2001 Stock Incentive Plan in the form attached hereto as Exhibit A-5.

3.9 Restricted Stock Grant. The Company has granted to the Executive, effective September 1, 2006, an award of 50,000 shares of restricted stock pursuant to a restricted stock agreement in the form attached hereto as Exhibit B. The restriction on transferability of these shares expired on September 30, 2006.

4. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company, without Cause (defined below), upon not less than ninety (90) calendar days prior written notice of termination by the Company to the Executive; during such notice period, the Company may elect to relieve the Executive of any or all of his duties, provided that he continues to receive all compensation and benefits under this Agreement.

4.2 At the election of the Executive, upon not less than ninety (90) calendar days prior written notice of termination by the Executive to the Company;

4.3 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which termination is based. For the purposes of this Section 4, Cause for termination shall mean: (a) a good faith finding by the Company that (i) the Executive has failed to perform his assigned duties for the Company and has failed to remedy such failure within ten (10) calendar days following written notice from the Company to the Executive notifying him of such failure or (ii) the Executive has engaged in dishonesty, misconduct or gross negligence; (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement; and

4.4 Upon the death or Disability of the Executive. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of Disability shall be made in good faith by the Board of Directors of the Company.

5. Effect of Termination.

5.1 Termination by the Company Without Cause. Subject to the terms and conditions hereof, if: (a) Executive’s employment is terminated solely upon the discretion of the Board of Directors pursuant to any reason other than for Cause or due to death or Disability, as those terms are defined above; (b) Executive tenders notice of resignation no more than ninety (90) days after a fundamental reduction in Executive’s duties and responsibilities or a material failure to pay Executive compensation when it is due; (c) Executive tenders notice of resignation no more than ninety (90) days after the Company requires him to relocate his principal work location, which is currently his home office, more than 75 miles from its current location; or (d) Executive tenders notice of resignation no more than ninety (90) days after Executive’s annual salary is reduced by 20% (except a temporary reduction that is imposed proportionately on all members of the Company’s executive management team (EMT)), Executive shall be entitled to the following:

(i) Salary and Accrued Vacation. Salary through the date of termination, accrued vacation earned but not yet paid through the date of termination, and any earned but unpaid bonus.

(ii) Severance. The Company shall pay Executive severance equal to six (6) months of Executive’s annualized base salary in effect as of the date of termination, less applicable deductions and withholdings, payable in accordance with the Company’s usual payroll practices. If Executive’s employment is terminated pursuant to subsections 5.1(a), 5.1(b), 5.1(c) or 5.1(d) above within one year after a Change in Control (defined below) of the Company, then the Company or its successor shall continue to pay Executive severance for six (6) additional months, for a total of twelve (12) months. The Company or its successor shall not become obligated to make any severance payment until Executive signs a general release of claims against the Company or its successor substantially in the form the release attached at Exhibit C. Such release shall include a mutual non-disparagement covenant and a re-affirmation of Executive’s obligations under his Nondisclosure, Developments and Noncompete Agreement with the Company.

(iii) Medical Benefits. The Company shall continue to maintain Executive as a participant in its health insurance plan or its Medicare insurance reimbursement as required and/or permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985 (often referred to as “COBRA”) and insofar as elected by Executive; during the period the Company pays severance to Executive pursuant to subsection (ii) above, the Company shall reimburse Executive, on a monthly basis, for the difference between his COBRA expense and the amount paid by a Company employee for the same coverage.

(iv) No other benefits. No benefits other than those specifically enumerated in this section 2.1 shall be owed to the Executive.

For purposes of this Agreement, a “Change in Control” is defined as the consummation of any of the following transactions: (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; or (iii) the complete liquidation of the Company.

5.2 Resignation or Termination by the Company For Cause. If the Executive Resigns (other than for the reasons enumerated in Section 5.1(b), (c) or (d)) or the Company terminates Executive’s employment for Cause, the Company shall have no further obligations to Executive under this Agreement except for the payment of: (i) accrued and unpaid salary and unused vacation time, through the effective date of termination (which shall not be less than 90 days after delivery of written notice of termination or resignation); (ii) unpaid expenses reasonably incurred by the Executive and submitted in compliance with Company policies; and (iii) earned but not yet paid bonus.

5.3 Termination through death or Disability. In the event of Executive’s death or Disability while employed hereunder, Employer shall have no further obligations to Executive under this Agreement except for the payment of: (i) accrued and unpaid salary and unused vacation time, through the date that is thirty (30) days after the effective date of termination; (ii) unpaid expenses reasonably incurred by the Executive and submitted in compliance with Company policies; and (iii) earned but not yet paid bonus through the effective date of termination. In addition, Executive will be eligible to participate in the benefit plans of the Company, at Executive’s cost and as long as continued participation is permitted under the terms and conditions of such plans and the requirements of COBRA, for a period of up to six (6) months after the date of termination, or longer if required by applicable law. Executive acknowledges and agrees that he will not be entitled to receive severance pay if terminated due to death or Disability.

5.4 Survival. The provisions of Section 5 shall survive the termination of this Agreement for any reason.

6. Non-Competition and Non-Solicitation. The Executive shall execute, simultaneously with the execution of this Agreement or otherwise upon the request of the Company, the Company’s customary form nondisclosure, developments and noncompete agreement, in the form attached hereto as Exhibit D, provided that the Executive’s non-competition covenant shall only apply during the term of this Agreement and not after termination of the Executive’s employment.

7. Notices. Any notices delivered under this Agreement shall be deemed duly delivered to the address indicated below (a) immediately upon acknowledgment of receipt by the other party if sent by facsimile or electronic mail, (b) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving written notice of such change to the other party in the manner set forth in this Section 7. Initially, the addresses to be used for notices under this Agreement are:

If to Executive:

John A. Rade

[Redacted]

If to the Company:

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, NJ 08837

Attn: Chief Financial Officer

Fax: 732-516-2619

e-mail: kharris@imany.com

With a copy to:

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, NJ 08837

Attn: General Counsel

Fax: 207-828-0492

e-mail: bschwartz@imany.com

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the conflict of laws provisions thereof), except as the choice of governing law is otherwise indicated in the option and restricted stock agreements attached as exhibits to this Agreement. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of Middlesex County, State of New Jersey (or, if appropriate, a federal court located within the State of New Jersey), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

12. Acknowledgment. The Executive states and represents that he or she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he or she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

13. Miscellaneous.

13.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

I-MANY, INC.

By:	/s/ Kevin M. Harris
Title:	Chief Financial Officer

EXECUTIVE

/s/ John A. Rade
John A. Rade

Exhibits Redacted